UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 24, 2008
Bio-Imaging Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11182	11-2872047

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

826 Newtown-Yardley Road, Newtown, PA	18940

(Address of Principal Executive Offices)	(Zip Code)
(267) 757-3000
(Registrant’s telephone number,
including area code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.
     The information set forth below under “Item 2.01 Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On March 24, 2008, Bio-Imaging Technologies, Inc. (the “Company”) acquired Phoenix Data Systems, Inc. (“Phoenix”), a Pennsylvania corporation (the “Acquisition”). The Acquisition was made pursuant to an Agreement and Plan of Merger, dated March 24, 2008, by and among the Company, Bio-Imaging Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Phoenix and its Stockholders’ Representative. Pursuant to the terms of the Merger Agreement, Phoenix will merge with and into Merger Sub. Following the consummation of the Acquisition, Phoenix will cease to exist and Merger Sub will be a wholly-owned subsidiary of the Company. The directors and officers of the Merger Sub immediately prior to the consummation of the Acquisition will continue to be the officers and directors of the surviving corporation. In connection with the Acquisition, the Company has also entered into employment agreements with members of the senior management team of Phoenix. These individuals will continue to be members of the senior management of the surviving corporation; however, none of these individuals will be executive officers of the Company upon consummation of the Acquisition.
     Under the terms of the Merger Agreement, the Company acquired all of Phoenix’s outstanding capital stock. The total consideration paid by the Company to Phoenix’s stockholders was $7,000,000 in cash and 2,287,582 shares of common stock, par value $0.00025 per share, of the Company, with an average closing price per share over the last thirty (30) trading days ending and including March 19, 2008 of $7.42 (“Common Stock”). The aggregate purchase price is subject to a post-closing adjustment based on the Tangible Net Worth (as defined in the Merger Agreement) of Phoenix on the Closing Date (as defined in the Merger Agreement). Pursuant to the terms of the Merger Agreement, five percent (5%) of the aggregate consideration is to be held in escrow for a period not to exceed three (3) business days following the finalization of the Closing Tangible Net Worth Statement (as defined in the Merger Agreement), which should take place within sixty to ninety (60-90) days from the Closing Date. Additionally, ten percent (10%) of the aggregate consideration is to be held in escrow to cover any potential indemnification claims under the Merger Agreement for a period ending no later than March 31, 2009.
     In connection with the Acquisition, the stockholders of Phoenix entered into various agreements. The stockholders of Phoenix executed stockholders’ agreements, whereby each stockholder agreed, among other things, to approve the Acquisition and not to compete in the business area occupied by Phoenix at the time of the Acquisition for a reasonable period of time. All stockholders executed lockup agreements, whereby all stockholders agreed not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of the Company’s Common Stock received pursuant to the Merger Agreement for a period beginning on the date the Merger Agreement was executed and continuing to and including the date one hundred and eighty (180) days after the Closing Date (the “Initial Lockup Period Date”), and certain additional stockholders agreed not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of sixty seven percent (67%) of the shares of the Company’s Common Stock received pursuant to the Merger Agreement for a period beginning on the Initial Lockup Period Date and continuing to and including the date of the first anniversary of the Closing Date.
     Additionally, pursuant to the terms of the Merger Agreement, the Company agreed to register the shares of its Common Stock issued as part of the total merger consideration on a registration statement on Form S-3 or Form S-4, or such similar form as may be required, filed with the U.S. Securities and Exchange Commission within thirty (30) days of the Closing Date. The Company also agreed to use its commercially reasonable efforts to have the registration statement declared effective within ninety (90) days of the Closing Date. Notwithstanding the foregoing, the Company’s obligations to file a registration statement will no longer apply upon the later to occur of (i) when the shares of Common Stock issued in connection with the Acquisition are sold or may be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, and (ii) the expiration of the lockup agreements.
     The foregoing descriptions of the Merger Agreement and related agreements are qualified in their entirety by reference to the full texts of each such agreement. The Merger Agreement will be filed as an exhibit to a Form 8-K within four (4) business days of the Closing Date.
     On March 25, 2008, the Company issued a press release announcing the completion of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (a) Financial Statements of Business Acquired.
     Any financial statements required to be filed in connection with the Acquisition described in Item 2.01 above will be filed as an amendment to this Form 8-K as soon as practicable, but no later than 71 days after the date on which this initial Form 8-K was required to be filed.
     (b) Pro Forma Financial Information.
     The pro forma financial information required to be filed in connection with the Acquisition described in Item 2.01 above will be filed as an amendment to this Form 8-K as soon as practicable, but no later than 71 days after the date on which this initial Form 8-K was required to be filed.
     (d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Bio-Imaging Technologies, Inc. dated March 25, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIO-IMAGING TECHNOLOGIES, INC.
Dated: March 25, 2008	By:	/s/ Mark L. Weinstein
		Name:	Mark L. Weinstein
		Title:	President and Chief Executive Officer

EXHIBIT 99.1
PRESS RELEASE